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                                                                 Exhibit (6)(mm)
                       DISTRIBUTION AGREEMENT SUPPLEMENT

                          (Boston Partners Bond Fund)
                             (Institutional Class)

     This supplemental agreement is entered into this 1st day of December, 1997, by and between THE RBB FUND, INC. (the "Fund") and COUNSELLORS SECURITIES, INC. (the "Distributor").

     The Fund is a corporation organized under the laws of the State of Maryland and is an open-end management investment company. The Fund and the Distributor have entered into a Distribution Agreement, dated as of April 10, 1991 (as from time to time amended and supplemented, the "Distribution Agreement"), pursuant to which the Distributor has undertaken to act as distributor for the Fund, as more fully set forth therein. Certain capitalized terms used without definition in this Distribution Agreement Supplement have the meaning specified in the Distribution Agreement.

     The Fund agrees with the Distributor as follows:

     1.  Adoption of Distribution Agreement.  The Distribution Agreement is
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hereby adopted for the Boston Partners Bond Fund Institutional Class of Common
Stock (Class VV) of the Fund.

     2.  Payment of Fees.  For all services to be rendered, facilities furnished
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and expenses paid or assumed by the Distributor as provided in the Distribution
Agreement and herein, the Fund shall pay the Distributor a monthly 12b-1 fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Class during the preceding month, at an annual rate of 0.15%.

     3.  Counterparts.  This Agreement may be executed in two or more
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counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have entered into this Agreement, intending to be legally bound hereby, as of the date and year first above written.

THE RBB FUND, INC.                              COUNSELLORS SECURITIES, INC.



By:  /s/Edward J. Roach                   By: /s/ Eugene Grace
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     Name: Edward J. Roach                           Name:Eugene Grace
     Title: President and Treasurer                  Title: